As filed with the Securities and Exchange Commission on May 22, 2009

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CABELA’S INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-0486586
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Cabela Drive
Sidney, Nebraska 69160
(Address of  Principal Executive Offices)

2009 Stand-Alone Inducement Awards to Thomas L. Millner
(Full Title of the Plan)

Ralph W. Castner
Vice President and Chief Financial Officer
Cabela’s Incorporated
One Cabela Drive
Sidney, Nebraska 69160
(Name and Address of Agent For Service)

(308) 254-5505
(Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Michael M. Hupp, Esq.
Koley Jessen P.C., L.L.O. 1125 South 103rd Street, Suite 800 Omaha, Nebraska 68124 (402) 390-9500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Class A Common Stock, par value $0.01 per share	138,249	$12.38	$1,711,522.62	$95.50
Class A Common Stock, par value $0.01 per share	111,720	$8.68	$969,729.60	$54.11
Total Class A Common Stock, par value $0.01 per share	249,969	-	$2,681,252.22	$149.61

(1)
This Registration Statement covers 138,249 shares of Class A Common Stock available for issuance upon vesting of 138,249 restricted stock units (“RSUs”) granted to Thomas L. Millner, Chief Executive Officer and President of Cabela’s Incorporated, and 111,720 shares of Class A Common Stock available for issuance upon vesting and exercise of 111,720 stock options (“Stock Options”) granted to Mr. Millner.  The RSUs and Stock Options were granted to Mr. Millner pursuant to an employment inducement award under Section 303A.08 of the New York Stock Exchange Listed Company Manual.  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares that may become issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding Class A Common Stock.

(2)	Represents the maximum number of shares of Common Stock issuable upon vesting of RSUs and vesting and exercise of Stock Options granted to Mr. Millner as an employment inducement award.
(3)
Calculated pursuant to Rule 457(c) and (h) of the Securities Act on the basis of $8.68 per share, which is the exercise price per share for outstanding options to purchase shares being registered by this Registration Statement, and on the basis of $12.38 per share, which was the average of the high and low prices of the Class A Common Stock as quoted on the New York Stock Exchange on May 20, 2009.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Cabela’s Incorporated (the “Company” or the “Registrant”) to register securities pursuant to the previously announced stand-alone restricted stock unit and stock option grants made on March 13, 2009, to Thomas L. Millner, the Company’s Chief Executive Officer and President. The restricted stock unit and stock option grants were issued as “employment inducement awards” under Section 303A.08 of the New York Stock Exchange Listed Company Manual.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the "Commission"):

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008, filed with the Commission on February 25, 2009 (File No. 001-32227).

(2)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 27, 2008.

(3)
The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-32227) filed with the Commission on June 23, 2004, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain members of Koley Jessen P.C., L.L.O. own an aggregate of approximately 45,545 shares of Class A Common Stock of the Company and options to purchase 7,340 shares of Class A Common Stock of the Company.

Item 6. Indemnification of Directors and Officers

        Limitations on Liability and Indemnification Matters

Limitation of Director Liability. The Company’s amended and restated certificate of incorporation limits the liability of its directors to it or its stockholders to the fullest extent permitted by Delaware law. Specifically, the Company’s directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Indemnification Arrangements. The Company’s bylaws provide that its directors and officers be indemnified in connection with actual or threatened proceedings arising out of their status as such to the fullest extent permitted by the Delaware General Corporation Law. The Company’s bylaws further provide for the advancement of expenses to these directors and officers in connection with the defense of an action or proceeding. The board of directors has broad authority to cause any employee to be indemnified if he or she is made a party to an action, suit or proceeding by reason of his or her position with the Company. The Company has also entered into indemnification agreements with each of its directors and executive officers that provides the directors and executive officers with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

Directors’ and Officers’ Insurance. The Company currently maintains a directors’ and officers’ liability insurance policy that provides its directors and officers with liability coverage in amounts that it deems appropriate.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits.

Reference is made to the Exhibit Index.

Item 9. Undertakings

        (a)   The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

        (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

       (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sidney, State of Nebraska, on May 22, 2009.
CABELA’S INCORPORATED

By:	/s/ Ralph W. Castner
Ralph W. Castner Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas L. Millner and Ralph W. Castner his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas L. Millner	President, Chief Executive Officer and Director (Principal Executive Officer)	May 22, 2009
Thomas L. Millner

/s/ Ralph W. Castner	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 22, 2009
Ralph W. Castner

/s/ Richard N. Cabela	Chairman of the Board and Director	May 22, 2009
Richard N. Cabela

/s/ James W. Cabela	Vice Chairman of the Board and Director	May 22, 2009
James W. Cabela

/s/ Dennis Highby	Vice Chairman of the Board and Director	May 22, 2009
Dennis Highby

/s/ Theodore M. Armstrong	Director	May 22, 2009
Theodore M. Armstrong

/s/ John H. Edmondson	Director	May 22, 2009
John H. Edmondson

/s/ John Gottschalk	Director	May 22, 2009
John Gottschalk

/s/ Reuben Mark	Director	May 22, 2009
Reuben Mark

/s/ Michael R. McCarthy	Director	May 22, 2009
Michael R. McCarthy

EXHIBIT INDEX

Exhibit No.	Description
4.1
Executive Employment Agreement dated March 13, 2009, between Cabela’s Incorporated and Thomas L. Millner (incorporated by reference from Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed on March 19, 2009, File No. 001-32227)

4.2
Restricted Stock Unit Agreement dated March 13, 2009, between Cabela’s Incorporated and Thomas L. Millner (incorporated by reference from Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed on March 19, 2009, File No. 001-32227)

4.3
Stock Option Agreement dated March 13, 2009, between Cabela’s Incorporated and Thomas L. Millner   (incorporated by reference from Exhibit 10.3 of the Company’s Current Report on Form 8-K, filed on March 19, 2009, File No. 001-32227)

4.4
Amended and Restated Certificate of Incorporation of Cabela’s Incorporated (incorporated by reference from Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q, filed on August 13, 2004, File No. 001-32227)

4.5
Certificate of Amendment of Amended and Restated Certificate of Incorporation of Cabela’s Incorporated (incorporated by reference from Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed on May 15, 2006, File No. 001-32227)

4.6	Amended and Restated Bylaws of Cabela’s Incorporated (incorporated by reference from Exhibit 3 of the Company’s Current Report on Form 8-K, filed on March 19, 2009, File No. 001-32227)

4.7	Specimen Stock Certificate (incorporated by reference from Exhibit 4.1 of the Company’s Registration Statement on Form S-1, filed on March 23, 2004, Registration No. 333-113835)

5.1	Opinion of Koley Jessen P.C., L.L.O.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Koley Jessen P.C., L.L.O. (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)